ALRT LETTERHEAD

ALR Technologies Inc.
3350 Riverwood Pkwy
Suite 1900, Atlanta, GA 20229
Tel: 678-881-0002
Fax: 678-881-1418
Email: info@alrt.com

Mr. Lawrence Weinstein
13436 Blue Heron Loop
Chesterfield, VA  23838

June 30, 2010

Dear Mr. Weinstein:
Re:  Employment Agreement -   ALR Technologies Inc. ( “ALRT” or the “Corporation”)

The purpose of this letter is to confirm our understanding as to the terms of your employment with ALRT

1.   EMPLOYMENT AS PRESIDENT AND COO

ALRT is pleased to confirm your employment as President and Chief Operating Officer of the Corporation with such duties as may be agreed between you and the Board of Directors from time to time.As soon as practicable ALRT will take the necessary steps to cause your election or appointment to the Board of Directors.

2.   TERM OF EMPLOYMENT

Unless terminated pursuant to the terms hereof, the term of your employment shall be for one year commence on July 1, 2010 and automatically renew for subsequent one year periods.   Upon termination of your employment the Corporation may treat this Agreement as your resignation from the Board of Directors.

3.   COMPENSATION

Your compensation for the initial three months of the term, i.e. for the three months ending September 30, 2010 shall be the issuance to you of 2,000,000 fully paid shares of ALRT stock. Such shares will be deemed to have been earned as at July 1, 2010 and you agree to complete such reasonable documentation in connection with the subscription for and issuance of such shares as the Corporation’s counsel shall advise. The price of such shares shall be the lowest price available under the circumstances under applicable securities laws. ( NTD: Can we fix the price now and specify it in the Agreement?$0.025).Undersuch  laws the shares may be subject to a “hold period” and resale may be subject to certain conditions. For the second three months of the term, from October 1 to December 31, 2010 your compensation shall be the sum of $22,500 payable in three equal monthly installments of $7,500, payable on the last day of each month, prorated for any partial month during the term. For the final six months of the first term your compensation shall be $78,000 payable in six equal monthly installments of $13,000,  payable on the last day of each month, prorated for any partial month during the term.Prior to the end of each term, salary for subsequent terms shall be agreed upon by you and the Board of Directors, but shall not be less than 13,000 per month, payable on the last day of each month, prorated for any partial month during the term.

4.   BENEFITS

Other than   ( insert no. -4) of weeks of vacation , to be taken at such time or times as you may decide in your discretion, you will not be entitled to any benefits and will be responsible for your own  insurance, medical and dental costs.

5.   OBLIGATIONS TO ALRT

You will comply with all ALRT Policies as amended from time to time.

6.   CONFIDENTIALITY

In the course of your duties, you will obtain knowledge of ALRT matters of a technical or business nature that are confidential, such as know-how, trade secrets, secret business information, plans, data, processes, techniques, customer information, inventions, discoveries, patterns, devices, etc. but specifically excluding such information and skills generally known in ALRT’s trade and business, information made public by ALRT or generally of a public nature, and knowledge of ALRT not constituting a trade secret ( the “Confidential Information”). You agree that such Confidential Information shall not be disclosed to anyone outside not in a confidential relationship with ALRT ( whether  as an employee or independent contractor or otherwise) without the express written authorization of ALRT.

7.   VOLUNTARY TERMINATION

Either you or ALRT may , at any time, terminate this Agreement and your employment by providing written notice of termination to the other. The notice of termination will be effective sixty (60) days after delivery or at such  later time as may be specified in the notice.

8.   TERMINATION FOR CAUSE

Your employment and this Agreement may be terminated by ALRT at any time for Cause or Material Breach by written notice of termination which shall be effective upon delivery of such notice to you or such later time as may be specified in such notice. As used herein “Cause” means (i) any act of fraud, misappropriation, embezzlement or like act of dishonesty; (ii) gross misconduct, misfeasance or malfeasance in connection with the services performed by you pursuant to this Agreement, which shall include absolute neglect of duty, gross negligence, disloyalty, unnecessarily endangering, damaging or destroying life or property, or similar conduct injurious to the business of ALRT; or behavior which adversely reflects on the reputation of ALRT, such as substance abuse, public intoxication, conviction of a felony involving moral turpitude, or acts of similar magnitude. As used herein “Material Breach” means material neglect by you of your duties and obligations under this Agreement, which neglect or breach continues for a period of thirty (30) days after you are given written notice specifying the breach or conduct complained of, during which period such neglect or breach shall not have been remedied.

9.   EXPENSES

The Corporation will be responsible for, or will reimburse, all of your reasonable expenses incurred in the course of your performing services for ALRT under this Agreement. You agree to provide reasonable documentation to ALRT as may be required for ALRT’s accounting and tax obligations.

10.   GENERAL

(i)
In the event that any provision of this Agreement is declared to be void or invalid by a court of competent jurisdiction, the remaining provisions or parts of this Agreement are severable and shall remain in full force and effect.

(ii)	This Agreement is governed by and is to be construed in accordance with the laws of the State of Nevada.
(iii)	Time is of the essence of this Agreement.
(iv)	No modification of this Agreement is valid unless made in writing and signed by both parties.

We trust the terms of this letter are acceptable to you and upon your signing where indicated below this  letter will become a binding Agreement between ALRT and yourself.

Yours Truly

ALR TECHNOLOGIES INC.

SIDNEY S L CHAN
Per:  Sidney S L Chan
Chairman and Chief Executive Officer

The undersigned accepts and agrees to the terms of this Agreement, effective as of June 30, 2010

Signed:  LAWRENCE WEINSTEIN
Lawrence Weinstein